SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC  20549

                        PRE-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                  FORM S-3

                      REGISTRATION STATEMENT UNDER THE
                           SECURITIES ACT OF 1933

                                  IGI, INC.
           (Exact Name of Registrant as Specified in its Charter)

                                  DELAWARE
       (State or Other Jurisdiction of Incorporation or Organization)

                                 01-0355758
                      (IRS Employer Identification No.)

           Wheat Road and Lincoln Avenue, Buena, New Jersey  08310
                               (856) 697-1441
  (Address, Including Zip Code and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)

Edward B. Hager, M.D.                       Copies to:
IGI, Inc.                                   Paul C. Remus, Esquire
Wheat Road and Lincoln Avenue,              Devine, Millimet & Branch, P.A.
Buena, New Jersey  08310                    111 Amherst Street
(856) 697-1441                              P.O. Box 719
(Name, Address, Including Zip Code,         Manchester, New Hampshire  03105
and Telephone Number, Including             (603) 669-1000
Area Code, of Agent for Service of
Process)

      Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this from are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] _____________________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

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                                 PROSPECTUS

                                  IGI, INC.

                        1,907,543 SHARES COMMON STOCK

      This prospectus relates to 1,907,543 shares of our common stock which may be offered by American Capital Strategies, Ltd. ("ACS"). ACS holds warrants for the purchase of these shares. We issued the warrants to ACS in October, 1999 in a private offering exempt from the registration requirements of the Securities Act of 1933. If ACS exercises the warrants and obtains the shares from us, ACS may resell the shares to the public pursuant to this prospectus.

      The prices at which ACS may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares by ACS.

      Our common stock is traded on the American Stock Exchange under the symbol "IGI". On October 16, 2000, the last reported sale price of the Common Stock was $0.9375 per share.

      Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 in this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

      The date of this Prospectus is October __, 2000.


                                RISK FACTORS

      The shares offered by this prospectus involve a high degree of risk. You should not purchase any of these shares unless you can afford to lose your entire investment. Before purchasing any of these shares, you should consider carefully the following factors, in addition to the other information concerning IGI, Inc. and its business included or incorporated by reference in this prospectus.

Going Concern; Substantial Indebtedness

      Our independent public accountants have issued an opinion on our financial statements containing an explanatory paragraph regarding our ability to continue in business as a going concern.

      Our problems were particularly acute prior to the completion of the sale of our Vineland Laboratories poultry vaccine products division on September 15, 2000. During the second quarter of 2000, our financial results deteriorated significantly. This deterioration resulted largely from poor operating results in our Vineland Laboratories division and our decision to stop the production of two pet care products as a result of a review or our pet products division by the Food and Drug Administration. Because of these developments, we were unable to meet the financial covenants in our debt agreements, and we sought and obtained agreements from our lenders not to exercise their rights to declare our loans immediately due and payable. The lenders agreed to these waivers and loaned additional funds to us so that we could complete the sale of our Vineland Laboratories division. Under these agreements with our lenders, the waivers would have expired and our loans would have been immediately due and payable if we had not completed the Vineland Laboratories sale as scheduled. We would not have had the funds to repay the loans at that time.

      As a result of these new developments, which increased the uncertainty regarding our ability to repay our debt, in August, 2000 we reclassified the long-term debt on our financial statements as of December 31, 1999 as short term debt. The proceeds from the Vineland Laboratories sale were used to repay a significant portion of our debt. However, we remain a highly leveraged company. Our loan agreements contain restrictive covenants and requirements, including requirements to achieve minimum tangible net worth and minimum fixed charge coverage ratios. Furthermore, we are restricted in our ability to borrow under our revolving line of credit based on qualifying accounts receivable and inventory. Because of the Vineland Laboratories sale, we no longer have the same amount of inventory and accounts nor do we have the same volume of operations to support our overhead and administrative structure. As a result, we believe that we will need to renegotiate the terms of our loan agreements in order to assure that we can comply with the covenants and restrictions of these agreements after giving effect to the Vineland Laboratories sale.

      Over the past eight months, we have obtained several waivers and extensions from our lenders due to our inability to make timely interest payments and our failure to satisfy financial covenants. Unless the terms of our debt agreements are revised, as discussed above, we will need additional waivers in the future, and there is no assurance that we will receive them. If we fail to meet loan document requirements and do not receive waivers from the lenders, our lenders could demand repayment or our loans. Demands for repayment could lead to curtailments of business operations, sales of assets or possibly the commencement of bankruptcy proceedings.

Government Regulation

      Our operations and products are subject to regulation by various state and federal agencies, including the federal Food and Drug Administration ("FDA"). As a result of inspections on April 17, 2000, on July 5, 2000, the FDA issued an inspection report containing a number of unfavorable observations regarding our pet products business. In an effort to address many of the FDA's concerns, in June, 2000 we discontinued production and shipment of Liquichlor and temporarily stopped production of Cerumite, both products of our pet products division. The aggregate annual sales volume for these products for the fiscal year ended December 31, 1999 was $1,059,000.

      When the FDA receives our formal response to the July 5, 2000 observations, the FDA will evaluate our response and determine the ultimate outcome of the FDA inspection. An unfavorable outcome could result in fines, penalties and the potential halt of the sale of some of the regulated products of our pet care business, any or all of which could have important negative effects on our company. Thus far this year, we have incurred expenses of $634,000 in connection with this inspection.

Hazardous Materials; Environmental Matters.

      Our research and development processes involve the controlled use of hazardous materials, chemicals, viruses and bacteria. We are subject to federal, state and local laws, regulations and standards governing the use, manufacture, storage, handling and disposal of such materials and some of the waste products we generate.

      On April 6, 2000, officials of the New Jersey Department of Environmental Protection inspected a storage site owned by us in Buena, New Jersey and issued a Notice of Violation relating to the storage of waste materials in a number of trailers at the site. We have established a disposal and cleanup schedule and are in the process of removing materials from the site. Small amounts of hazardous wastes were discovered during this process, and we received a notice of violation relating to the storage of these materials. We are cooperating with authorities and expect the assessment of fines and penalties. We have expensed the full estimated cost ($160,000) of the disposal and cleanup.

      In addition, to test for possible groundwater contamination from a May, 2000 fuel oil spill at our former Vineland Laboratories facility, we installed a test well. We have now received the results from that test well, and they show no contamination. We have expensed the costs of the initial remediation and accrued the costs of drilling the test well. Under the terms of the Vineland Laboratories sale, we have retained any liability for this spill.

Losses from Operations and Capital Requirements

      The completion of the Vineland Laboratories sale enabled us to repay $11,693,000 out of our total borrowings from our lenders of $21,560,000. We also disposed of a division that was generating operating losses. However, after the sale, we still have an administrative infrastructure that had been sustained, in part, by the operating revenues from the poultry vaccines business. We are taking steps to reduce overhead in response to the Vineland Laboratories sale, but we cannot predict whether we will be able to cut costs sufficiently to become profitable in the near term. We are currently generating losses that may extend through at least the end of the year 2000. We may also continue to be unable to comply with financial covenants in our debt agreements or to generate levels of qualifying inventory and receivables to enable us to borrow under our revolving credit line.

      The terms of the agreement relating to the Vineland Laboratories sale provide for post-closing purchase price adjustments. If the "net working capital" relating to the poultry vaccines business line decreased between March 31, 2000 and the date of the closing, we will have to pay the buyer the amount of the decrease. If the net working capital of the poultry vaccines business increased during this period, the buyer will have to pay us the amount of the increase. We are also required to indemnify the buyer for liabilities under the Vineland Laboratories sale agreement. We put $500,000 of the sale proceeds in escrow to cover our potential liability for purchase price adjustments and indemnification obligations. Escrow amounts not used for these purposes will be payable to us. However, if the amount in the escrow is not sufficient to meet these requirements, we will have to pay the difference. We are not able to predict whether the escrowed funds will be sufficient and, if not, how we will finance any required payment to the buyer.

      Resolution of the issues raised by the FDA relating to our pet products division may include the need to upgrade certain of the equipment and manufacturing processes associated with the pet products business. We cannot predict how much those upgrades will cost or how we will finance them.

Dilution

      We have issued warrants to ACS which entitle ACS to purchase up to 1,907,543 shares of our common stock at a price of $.01 per share. (This prospectus relates to the resale of those shares by ACS.) If ACS exercises these warrants, the maximum payment that we will receive is $19,075. The shares issuable upon exercise of these warrants constitute approximately 15.7% of the current number of shares outstanding. The issuance of shares upon the exercise of these warrants will likely have a significant dilutive effect on the tangible net book value per share of our common stock.

      We have also issued common stock and granted stock options pursuant to employee benefit plans we have adopted. As of October 17, 2000, we had 360,000 shares of our common stock reserved for issuance under these plans to consultants, scientific advisors, employees and directors, and options to purchase 2,186,218 shares of our common stock were outstanding and are exercisable at prices of between $1.56 per share and $9.88 per share. If we issue any shares upon the exercise of these options at prices below the then current tangible net book value per share, the issuance will also be dilutive.

      Our future financing efforts may be adversely affected by the existence of these options and warrants. Holders may exercise them at times when we would otherwise be able to obtain equity capital on terms more favorable to us. Furthermore, the market price of our stock could be adversely affected if holders exercise the options and warrants and sell a substantial number of shares in the market.

SEC Investigation

      We are the subject of an investigation by the Securities and Exchange Commission, which was commenced in April, 1998. The investigation relates to fraudulent actions taken by former members of our management. Upon becoming aware of the fraudulent activity, our Board of Directors commenced an internal investigation which led to the termination of employment of those responsible. We then cooperated fully with the staff of the Commission and disclosed to the Commission the results of our internal investigation. On July 26, 2000, we reached an agreement in principle with the staff of the Commission to resolve this matter. That agreement is subject to approval by the Commission. If the agreement is approved, we will neither admit nor deny that the we violated the financial reporting and record-keeping requirements of Section 13 of the Securities Exchange Act of 1934 for the fiscal years 1995, 1996 and 1997 and will agree to the entry of an order requiring us to cease and desist from any such violation in the future. The agreement does not provide for any monetary penalty. If the Commission does not approve the agreement, then the investigation will likely continue, and we cannot predict the results.

                     WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, electronic versions of these documents are available at the Commission's web site at http://www.sec.gov. Since our common stock is listed on the American Stock Exchange, this information is also available at its offices at 86 Trinity Place, New York, New York 10006.

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus constitutes a part of the registration statement. Some of the information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the Commission. The registration statement is available for you to review at the locations specified above. Our description in this prospectus of any document filed as part of the registration statement is qualified by reference to that document; you should refer to the document itself for a complete statement of its provisions.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus except to the extent it is superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

      We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the time all of the securities offered by this prospectus have been sold:

      (a)   Our Annual Report on Form 10-K for the year ended
            December 31, 1999, as amended by Form 10-K/A filed
            September 1, 2000;

      (b)   Our Quarterly Report on Form 10-Q for the quarter ended
            March 31, 2000;

      (c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as amended by Form 10-Q/A filed September 1, 2000;

      (d)   Our Current Reports on Form 8-K dated June 19, 2000,
            July 17, 2000, July 23, 2000 and September 28, 2000;

      (e) The Definitive Proxy Statement issued on behalf of our Board of Directors in connection with the special meeting of our shareholders held on September 15, 2000; and

      (f) The description of our common stock contained in our Registration Statement on Form 8-A dated June 9,1988 registering our common stock under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            IGI, Inc.
            Wheat Road and Lincoln Avenue
            P.O. Box 687, Buena, New Jersey 08310
            Attention:  Robert E. McDaniel, Chief Executive Officer
            (856) 697-1441

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that any information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            CAUTIONARY STATEMENT

      This prospectus and the documents referred to above contain "forward looking" statements, including, among others, the statements regarding the amount and nature of claims or liabilities that may be asserted against us, investigations regarding our company, arrangements with our lenders and our prospects and future operating results. Words such as "anticipates," "believes," "expects," "intends," "plans," and similar expressions are intended to identify "forward-looking" statements. All of these "forward-looking" statements are inherently uncertain, and stockholders must recognize that actual events could cause actual results to differ materially from our expectations.

                                 THE COMPANY

      IGI, Inc. was incorporated in Delaware in 1977. Our executive offices are at Wheat Road and Lincoln Avenue, Buena, New Jersey. We have two distinct business lines:

      Consumer Products         Production and marketing of cosmetics and
                                skin care products; and

      Companion Pet Products    Production and marketing of companion pet
                                products such as pharmaceuticals,
                                nutritional supplements and grooming aids.

      Until recently, we had a third line of business, our poultry vaccine products business operated under the name "Vineland Laboratories." We sold that business line on September 15, 2000. That sale is described in more detail in our Current Report on Form 8-K dated September 28, 2000, which is incorporated by reference into this prospectus.

      At June 30, 2000 (unaudited and without giving effect to the Vineland Laboratories sale), IGI, Inc. had $37.1 million of total assets, $28.2 million of total liabilities and $8.7 million of total stockholders' equity. At December 31,1999, IGI had $33.9 million of total assets, $24.3 million of total liabilities and $5.5 million of total stockholders' equity.

      Our mailing address is: IGI, Inc., Wheat Road and Lincoln Avenue, Buena, New Jersey 03810, and our telephone number is (856) 697-1441.

                  THE OFFERING AND THE SELLING SHAREHOLDER

The Shares

      All of the shares of common stock offered by this prospectus will be sold for the account of ACS or its pledgees, donees, transferees or other successors-in-interest.

The Selling Shareholder

      We have two credit facilities: a $22 million senior bank credit agreement with Fleet Capital Corporation and a $7 million subordinated debt agreement with ACS. At the time we entered into the subordinated debt agreement with ACS, we issued warrants to ACS entitling ACS to purchase for $.01 per share up to 1,907,543 shares of our common stock. This prospectus relates to the resale of those shares by ACS.

      The number of shares for which ACS' warrants can be exercised is subject to increase in event of stock dividends, stock splits and stock reclassifications. The number of shares issuable to ACS is also subject to increase if we sell any of our common stock below the current market value at the time of sale (except shares issued under employee benefits plans in effect on or before October 29, 1999).

      In a filing with the Securities and Exchange Commission on February
11, 2000, ACS reported its beneficial ownership of the 1,907,543 shares of our common stock issuable upon exercise of ACS' warrants. ACS reported that it has sole voting and dispositive power over all 1,907,543 shares. With the exception of its role as lender under our Subordinated Debt Agreement, ACS has no position, office or other material relationship with IGI, Inc. or any of its affiliates and has not had any such position, office or other material relationship within the last three years. Under the subordinated debt agreement, ACS has a right to designate at least one member of our Board of Directors, but, to date has not exercised that right.

Use of Proceeds

      We will receive $.01 per share upon ACS' exercise of its warrants, or a maximum of $19,075. We will use this money for general corporate purposes. We will not receive any of the proceeds from ACS' resale of the shares offered by this prospectus. We have agreed to pay all costs of the registration of these shares. We estimate that these costs, fees and expenses will total approximately $24,629.

Plan of Distribution

      ACS and its pledgees, donees, transferees or other successors-in-interest selling shares received from the exercise of ACS' warrants may sell the shares offered by this prospectus from time to time. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by one or more of, or a combination of, the following:

* a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

* purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

* an exchange distribution in accordance with the rules of such exchange,

* ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

*     in privately negotiated transactions.

      To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

      The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver our common stock to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with our common stock. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. To our knowledge, there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

      Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

* the name of each such selling shareholder and of the participating broker-dealer(s),

*     the number of shares involved,

*     the price at which such shares were sold,

* the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

* that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

*     other facts material to the transaction.

      We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                   EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, as amended by Form 10-K/A filed September 1, 2000, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 8 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of that firm as an expert in accounting and auditing.

                                LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon for us by Devine, Millimet & Branch, Professional Association, Manchester, New Hampshire.


                                   PART II

Item 14     Other Expenses of Issuance and Distribution

      The following is an itemized statement of expenses to be incurred in connection with this Registration Statement. All of the expenses will be paid by IGI, Inc. (the "Company").

Securities and Exchange Commission registration fee        $   629.49
Blue Sky fees and expenses                                       0.00
Public accountants' fees                                    12,000.00
Company legal fees and expenses                             12,000.00
Miscellaneous expenses                                           0.00
                                                           ----------
TOTAL:                                                     $24,629.49

All of the above items, except the registration fee, are estimates.

Item 15     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation B a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

      Under the terms of the Company's Bylaws and subject to the applicable provisions of Delaware law, the Company has indemnified each of its directors and officers and, subject to the discretion of the Board of Directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company or of serving or having served at the Company's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

      Section 102(b)(7) if the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company's Certificate of Incorporation, as amended, eliminates the liability of directors to the extent permitted by the DGCL.

      The Company carries directors' and officers' liability insurance that covers certain liabilities and expenses of Company directors and officers. The Company has entered into employment agreements with certain officers and directors to effectuate these indemnity provisions.

Item 16     Exhibits

      5.1     Opinion  and Consent of Devine, Millimet & Branch, P.A.

      23.1    Consent of PricewaterhouseCoopers LLP

      24.1    Power of Attorney

Item 17     Undertakings

      A.    Undertaking Pursuant to Rule 415.

            The Company hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.);

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the Registration Statement is on Form S-3 and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

            The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

      C.    Undertaking in Respect of Indemnification.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena, State of New Jersey, on October 19, 2000.

                                       IGI, INC.

                                       By:  /s/ John Ambrose
                                            ----------------
                                            JOHN AMBROSE
                                            President

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                     Title                      Date
         ---------                     -----                      ----

/s/  Edward B. Hager         Chairman of the Board          October 19, 2000
--------------------------
EDWARD B. HAGER

/s/  Robert E. McDaniel      Chief Executive Officer        October 19, 2000
--------------------------   (Principal executive officer)
ROBERT E. MCDANIEL

/s/ John Ambrose             President                      October 19, 2000
--------------------------
JOHN AMBROSE

/s/  Domenic N. Golato       Senior Vice President and      October 19, 2000
--------------------------   Chief Financial Officer
DOMENIC N. GOLATO            (Principal financial officer
                             and principal accounting
                             officer)

/s/  Stephen J. Morris       Director                       October 19, 2000
--------------------------
STEPHEN J. MORRIS

/s/  Terrence D. Daniels     Director                       October 19, 2000
--------------------------
TERRENCE D. DANIELS

/s/  Jane E. Hager           Director                       October 19, 2000
--------------------------
JANE E. HAGER

/s/  Constantine L. Hampers  Director                       October 19, 2000
--------------------------
CONSTANTINE L. HAMPERS

/s/  Terrence O' Donnell     Director                       October 19, 2000
--------------------------
TERRENCE O'DONNELL

/s/ Donald W. Joseph         Director                       October 19, 2000
--------------------------
DONALD W. JOSEPH


The undersigned, by signing his name hereto, does hereby sign this registration statement or amendment thereto on behalf of each of the above-indicated directors or officers of IGI, Inc. pursuant to powers of attorney executed by each such director or officer.

/s/  Robert E. McDaniel
--------------------------
Robert E. McDaniel, Attorney-in-Fact


                                EXHIBIT INDEX

      The following Exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.

Exhibit No.                   Description                              Page
-----------                   -----------                              ----

   5.1*       Opinion and Consent of Devine, Millimet & Branch, P. A.

  23.1        Consent of PricewaterhouseCoopers LLP

  24.1*       Power of Attorney


* Previously filed.